                                                                      EXHIBIT 11


                        COMTECH TELECOMMUNICATIONS CORP.
                                AND SUBSIDIARIES

                   Computation of Net (loss) Income Per Share

                    Years ended July 31, 1995, 1994 and 1993




                                                                 Year ended July 31,
                                                       -------------------------------------
                                                           1995         1994         1993
                                                       ------------  -----------  ----------

  Net (loss) income                                    $(1,502,000)  (2,870,000)  1,434,000
                                                       ===========   ==========   =========

  Computation of weighted average number of
     common and common equivalent shares out-
     standing during the period:
       Weighted average number of common shares          2,605,000    2,534,000   1,312,000
       Weighted average shares assumed to be issued
         upon exercise of common stock options                   -            -      49,000
       Less treasury stock                                 (15,000)     (15,000)    (15,000)
                                                       -----------   ----------   ---------

         Weighted average number of common and
          common equivalent shares outstanding
          during the period                              2,590,000    2,519,000   1,346,000
                                                       ===========   ==========   =========

  Net (loss) income per share                          $      (.58)       (1.14)       1.07
                                                       ===========   ==========   =========
